UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. )*
                                  -------

                           Cardiac Science, Inc.
------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, par value $0.001 per share
------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 141410209
------------------------------------------------------------------------------
                               (CUSIP Number)

                             December 31, 2001
------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [x]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





===============================                           ====================
CUSIP NO.      141410209                     13G          Page 2 of 10 pages
===============================                           ====================

==============================================================================
1             NAME(S) OF REPORTING PERSON(S)
              S.S. OR I.R.S. IDENTIFICATION NO(S).
              OF ABOVE PERSON(S)
              U.S. Trust Corporation                   13-3818952

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2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) /_/

                                                                   (b) /_/
------------------------------------------------------------------------------
3             SEC USE ONLY


------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              New York
==============================================================================

                                  5       SOLE VOTING POWER
NUMBER OF SHARES
                                          0
                                  --------------------------------------------
BENEFICIALLY                      6       SHARED VOTING POWER

OWNED BY                                   3,564,700 shares of Common Stock
                                  --------------------------------------------
EACH                              7       SOLE DISPOSITIVE POWER

REPORTING                                 0
                                  --------------------------------------------
PERSON                            8       SHARED DISPOSITIVE POWER

WITH                                       3,564,700 shares of Common Stock
================================================ ======= =====================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              3,564,700 shares of Common Stock
------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES
             Not applicable
------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.3%
------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             HC
==============================================================================





===============================                           ====================
CUSIP NO.      141410209                     13G          Page 3 of 10 pages
===============================                           ====================
==============================================================================
1             NAME(S) OF REPORTING PERSON(S)
              S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)
              United States Trust Company of New York             13-381954

------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/

                                                                  (b) /_/
------------------------------------------------------------------------------
3             SEC USE ONLY


------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
                New York

==============================================================================

                                  5       SOLE VOTING POWER
NUMBER OF SHARES
                                          0
                                  --------------------------------------------
BENEFICIALLY                      6       SHARED VOTING POWER

OWNED BY                                   3,564,700 shares of Common Stock
                                  --------------------------------------------
EACH                              7       SOLE DISPOSITIVE POWER

REPORTING                                 0
                                  --------------------------------------------
PERSON                            8       SHARED DISPOSITIVE POWER

WITH                                       3,564,700 shares of Common Stock
==============================================================================

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              3,564,700 shares of Common Stock
------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES
             Not applicable
------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.3%
------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             BK
==============================================================================




===============================                           ====================
CUSIP NO.      141410209                     13G          Page 4 of 10 pages
===============================                           ====================
==============================================================================
1             NAME(S) OF REPORTING PERSON(S)
              S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)
              U.S. Trust Company                                 06-1486047

------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) /_/

                                                                   (b) /_/
------------------------------------------------------------------------------
3             SEC USE ONLY


------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Connecticut

==============================================================================
                                  5       SOLE VOTING POWER
NUMBER OF SHARES
                                          0
                                  --------------------------------------------
BENEFICIALLY                      6       SHARED VOTING POWER

OWNED BY                                   3,564,700 shares of Common Stock
                                  --------------------------------------------
EACH                              7       SOLE DISPOSITIVE POWER

REPORTING                                 0
                                  --------------------------------------------
PERSON                            8       SHARED DISPOSITIVE POWER

WITH                                       3,564,700 shares of Common Stock
==============================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              3,564,700 shares of Common Stock
------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES
             Not applicable
------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.3%
------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             BK
==============================================================================




===============================                           ====================
CUSIP NO.      141410209                     13G          Page 5 of 10 pages
===============================                           ====================
==============================================================================
1             NAME(S) OF REPORTING PERSON(S)
              S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)
               Excelsior Private Equity Fund II, Inc.             22-3510108

------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) /_/

                                                                   (b) /_/
------------------------------------------------------------------------------
3             SEC USE ONLY


------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Maryland

==============================================================================
                                  5       SOLE VOTING POWER
NUMBER OF SHARES
                                          0
                                  ------- ------------------------------------
BENEFICIALLY                      6       SHARED VOTING POWER

OWNED BY                                   3,564,700 shares of Common Stock
                                  ------- ------------------------------------
EACH                              7       SOLE DISPOSITIVE POWER

REPORTING                                 0
                                  ------- ------------------------------------
PERSON                            8       SHARED DISPOSITIVE POWER

WITH                                       3,564,700 shares of Common Stock
==============================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              3,564,700 shares of Common Stock
------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES
             Not applicable
------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.3%
------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             CO
==============================================================================




Item 1(a)         Name of Issuer

                  Cardiac Science, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices

                  16931 Millikan Avenue
                  Irvine, California 92606


Item 2(a)         Name of Persons Filing

                  (1)  U.S. Trust Corporation*
                  (2)  United States Trust Company of New York**
                  (3)  U.S. Trust Company**
                  (4)  Excelsior Private Equity Fund II, Inc.**

* U.S. Trust Corporation is a wholly-owned direct subsidiary of The Charles Schwab Corporation and each of United States Trust Company of New York and U.S. Trust Company is a wholly-owned direct subsidiary of U.S. Trust Corporation. The Charles Schwab Corporation and its controlling persons (collectively, "Schwab") expressly disclaim beneficial ownership of the securities covered hereby and declare that the filing of this statement shall not be construed as an admission that Schwab is, for purposes of Sections 13(d) or (g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such securities.

** Pursuant to management agreement with Excelsior Private Equity Fund II, Inc. (the "Fund"), a business development company within the meaning of
Section 2(a)(48) of the Investment Company Act of 1940, as amended, each of United States Trust Company of New York and U.S. Trust Company act as investment adviser to the Fund.

Item 2(b)         Address of Principal Business Offices or, if none, Residence
                  ------------------------------------------------------------

                  (1), (2)          114 West 47th Street
                  and (4)           New York, NY 10036

                  (3)               225 High Ridge Road
                                    Stamford, CT 06905

Item 2(c)         Citizenship

                  (1) and (2) New York
                  (3)  Connecticut

                            Page 6 of 10 pages




                  (4)  Maryland

Item 2(d)         Title of Class of Securities

                  Common Stock, par value $0.001 per share

Item 2(e)         CUSIP Number

                  141410209

Item 3.           If this statement is filed pursuant to Rules 13d-1(b)
                  -----------------------------------------------------
                   or 13d-2(b) or (c), check whether the person filing is a:
                  ----------------------------------------------------------


                  Not applicable


         (a)      [ ]      Broker or dealer registered under Section 15
                           of the Act;

         (b)      [ ]      Bank as defined in section 3(a)(6) of the Act;

         (c)      [ ]      Insurance company as defined in Section 3(a)(19)
                           of the Act;

         (d)      [ ]      Investment company registered under Section 8 of
                           the Investment Company Act;

         (e)      [ ]      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f)      [ ]      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [ ]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      [ ]      A savings associations as defined in Section 3(b)
                           of the Federal Deposit Insurance Act;

         (i)      [ ]      A church plan that is excluded from the definition
                           of an investment company under section 3(c)(14) of the Investment Company Act;

         (j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



                            Page 7 of 10 pages




Item 4.           Ownership


         (a)      Amount Beneficially Owned:

                           3,564,700 shares of Common Stock.

U.S. Trust Corporation expressly disclaims beneficial ownership of the securities covered hereby.

         (b)      Percent of Class:

                           5.3%

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                                 0

                  (ii)  shared power to vote or to direct the vote:

                                 3,564,700 shares of Common Stock

                  (iii) sole power to dispose or to direct the disposition of:

                                 0

                  (iv)  shared power to dispose or to direct the disposition of:

                                 3,564,700 shares of Common Stock

Item 5.           Ownership of Five Percent or Less of a Class
                  --------------------------------------------


         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of
                  ------------------------------------------------
                  Another Person
                  --------------

         Not applicable


                            Page 8 of 10 pages




Item 7.           Identification and Classification of the Subsidiary
                  ---------------------------------------------------
                  Which Acquired the Security Being Reported on by the Parent
                  ------------------------------------------------------------
                  Holding Company
                  ---------------


         See Exhibit I.

Item 8.           Identification and Classification of Members of the Group
                  ---------------------------------------------------------


         Not applicable

Item 9.           Notice of Dissolution of Group


         Not applicable

Item 10. Certification


         Not applicable




                            Page 9 of 10 pages




                                 Signatures
                                 ----------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  February 14, 2002
                                  -------------------
                                        (Date)

                                  U.S. Trust Corporation

                                  By:     /s/ Susan Jacobi
                                          --------------------------------------
                                  Name:  Susan Jacobi
                                  Title:  Senior Vice President and Assistant
                                          General Counsel

                                  United States Trust Company of New York

                                  By:     /s/ Irene S. Greenberg
                                          --------------------------------------
                                  Name:  Irene S. Greenberg
                                  Title:  Vice President and Assistant General
                                          Counsel

                                  U.S. Trust Company

                                  By:     /s/ Cynthia Englert
                                          --------------------------------------
                                  Name:  Cynthia Englert
                                  Title:  Vice President

                                  Excelsior Private Equity Fund II, Inc.

                                  By:     /s/ Cynthia Englert
                                          --------------------------------------
                                  Name:  Cynthia Englert
                                  Title:  Chief Administrative Officer



                            Page 10 of 10 pages